Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Max Maxfield, WY Secretary of State
FILED: 12/17/2013 09:00 AM
Original ID: 2006-000513138
Amendment ID: 2013-001562362

Profit Corporation
Articles of Amendment

1. Corporation name:

KRAIG BIOCRAFT LABORATORIES, INC.

2. Article(s) 12 is amended as follows:

See Attached

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 12/04/2013
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

The amendment was duly approved and adopted by the board of directors and shareholder approval was not required.

OR

Received DEC 9 2013 Secretary of State Wyoming

ANNEX A
TO
ARTICLES OF AMENDMENT
OF
KRAIG BIOCRAFT LABORATORIES, INC.
A PROFIT CORPORATION

Article 12 is added as follows:

"A series of the authorized preferred stock of the Company, no par value, shall hereby be established, which series shall be designated as "Series A Preferred Stock" and which will consist of two (2) shares and will have powers, preferences, rights, qualifications, limitations and restrictions thereof, as follows:

1. Dividends. The holders of the Series A Preferred Stock (the **"Holder"**) shall not be entitled to dividends for the Series A Preferred Stock held, except that in the event that a dividend is declared on the Company's common stock, no par value (**"Common Stock"**), the holders of the Series A Preferred Stock shall receive the dividends that would be payable if all then outstanding shares were converted into Common Stock immediately prior to the declaration of the dividend.

2. Voting Rights. With respect to all matters upon which the Company's stockholders may vote, the holders of Series A shall vote together as a single class with the holders of Common Stock, and the holders of any other class or series of shares entitled to vote with the Common Stock, with each share of Series A Preferred Stock being entitled to two hundred million votes on all such matters.

3. Conversion. Each share of Series A Preferred Stock shall be convertible into One (1) share of Common Stock of the Company at the option of the holder. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

4. No Liquidation Preference. The Series A shall not have any right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

5. Status of Converted Stock. Upon the conversion or extinguishment of the Series A Preferred, the shares converted or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

6. Limitations Upon Disposition. The Series A Preferred shares issuable pursuant to this Article 12 may not be transferred, sold, offered for sale, pledged or otherwise hypothecated without the majority vote of the Board of Directors of the Company.

7. Additional Rights. So long as any Series A Preferred shares remain outstanding, the Company shall not, without first obtaining the approval by vote or written consent of all holders

of Series A Preferred, (i) alter or change the powers, preferences, privileges, or rights of the Series A shares, (ii) amend the provisions of this paragraph, (iii) create any new series or class of shares having preferences prior to, or in parity with or superior to the Series A shares as to voting rights or (iv) authorize any additional shares of Series A Preferred.

8. Replacement. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, and in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Company at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series A Preferred Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.

9. Notices. Whenever notice is required to be given pursuant to this Article 12, unless otherwise provided herein, such notice shall be given at the address then set forth in the Company's records."

[Remainder of the Page Intentionally Left Blank]

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Signature: [signature]

Date: 12/04/2013
(mm/dd/yyyy)

Print Name: Kim Thompson

Title: C.E.O and Chairman

Contact Person: Kim Thompson

Daytime Phone Number: (517) 336-0807

Email: Thompson@KraigLabs.com

Checklist

- [x] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [x] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [x] Please submit one **originally signed** document and one exact photocopy of the filing.